EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-127616 and 333-130211), Form S-4 (No. 333-53749, insofar as it relates to Post-Effective Amendment No. 1 to Form S-8 filed on June 29, 1998) and Form S-8 (Nos. 333-02667, 333-77845, 333-95949, 333-36874 and 333-120450) of Omnicare, Inc. of our report dated February 27, 2008 relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Cincinnati, Ohio
February 27, 2008